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                          EXHIBIT 99

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                         NEWS RELEASE


                           Investor Contact:   Brad Ankerholz
                                               (770) 644-3289
                           Media Contact:      Jonna Manes
                                               (770) 644-3014


  RIVERWOOD INTERNATIONAL AGREES TO SELL
  U.S. TIMBERLANDS/WOOD PRODUCTS OPERATIONS

  ATLANTA, Ga. (August 7, 1996)--Riverwood International Corporation today announced that it has signed a definitive agreement to sell the assets of its U.S. Timberlands/Wood Products business unit to Plum Creek Timber Company, L.P. (NYSE:PCL), based in Seattle, Washington. The purchase price is $540 million plus a payment for the value of transferred inventory. The assets to be sold include approximately 529,000 acres of owned timberlands and approximately 9,000 acres of leased timberlands located principally in Louisiana and Arkansas, a sawmill and a plywood plant located in Joyce, Louisiana, a sawmill located in Huttig, Arkansas, and a seedling nursery in Texas. The U.S. Timberlands/Wood Products business unit employs approximately 700 employees, nearly all of whom are expected to be offered comparable employment with Plum Creek.

     These timberlands and wood products operations currently provide a significant portion of the wood fiber requirements for Riverwood's paperboard mill in West Monroe, Louisiana. As part of the terms of the transaction, Plum

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  Creek and Riverwood will enter into a long-term supply
  agreement, under which Riverwood will purchase, at market-based prices, a majority of the West Monroe facility's pine pulpwood and residual chip requirements, as well as a portion of its needs for hardwood pulpwood. The supply agreement will initially run for a 20-year term, with a renewal option for 10 years. The supply agreement will contain certain protections in the event of certain future timberland sales.

         The transaction will not be subject to a financing or title review condition. The transaction will be subject to approval by Riverwood's senior secured lenders. Plum Creek will assume certain specified preclosing liabilities. The acquisition agreement will also contain other customary representations, covenants, conditions and indemnities. The transaction is expected to close by the end of the year.
  The net proceeds from the sale of these assets will be used to reduce Riverwood's debt or will be reinvested in its business.

     Plum Creek is one of the largest private forestland owners in the Pacific Northwest and in the United States with approximately 2 million acres of timberland and approximately 10.1 billion board feet of softwood timber inventory. Riverwood International Corporation is a global

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  paperboard, packaging and packaging machinery company
  headquartered in Atlanta, Ga, with total assets of approximately $3.2 billion.

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